As submitted to the Securities and Exchange Commission on December 31, 2014.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PANGAEA LOGISTICS SOLUTIONS LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Pangaea Logistics Solutions Ltd.

109 Long Wharf

Newport, Rhode Island 02840

(401) 846-7790

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan

(Full titles of the plans)

Trudy Coleman

Pangaea Logistics Solutions Ltd.

109 Long Wharf

Newport, Rhode Island 02840

(401) 846-7790

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kirk A. Radke, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.0001 per share	1,500,000	4.81(2)	7,215,000(2)	$838.38(3)
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“Common Share”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the high and low prices of Pangaea Logistics Solutions Ltd.’s Common Shares reported by the Nasdaq Capital Market on December 30, 2014.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001162

EXPLANATORY NOTE

Pangaea Logistics Solutions Ltd. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register 1,500,000 shares of its common shares, par value $0.0001 per share, which we refer to as the Common Shares, that are reserved for issuance in respect of awards to be granted, under the Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan, which we refer to as the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information required by Part I of Form S-8 are omitted from this Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 however such documents will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Pangaea Logistics Solutions Ltd., 109 Long Wharf, Newport, Rhode Island 02840, Attention: Chief Executive Officer; Telephone number (401) 846-7790.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMETNS BY REFERENCE

We hereby incorporate by reference into this Registration Statement the following documents previously filed by us with the Commission:

(a)	Our Registration Statement on Form S-4 (File No. 333-195910) under the Securities Act of 1933, as amended, originally filed with the Securities and Exchange Commission on May 13, 2014, as subsequently amended; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 30, 2014 (File No. 001-36798) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Exculpation and Indemnification

The Bermuda Companies Act permits the Registrant to indemnify its directors, officers, employees and agents, subject to limitations imposed by the Bermuda Companies Act. The Registrant’s Bye-laws require it to indemnify directors and officers to the full extent permitted by the Bermuda Companies Act. The Registrant may enter into indemnification agreements with its officers and directors that provide for indemnification to the maximum extent allowed under Bermuda law. Under Bermuda law, a company may indemnify its directors and officers where the acts indemnified do not constitute fraud or dishonesty.

Indemnification Agreements

The Registrant may enter into indemnification agreements with each of its directors and officers and may enter into indemnification agreements with certain of its employees. With specified exceptions, these agreements provide for the indemnification of such persons for related expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

Merger Agreement Provisions

Under the terms of the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 30, 2014, by and among Quartet Merger Corp. (“Quartet”), the Registrant, Quartet Merger Sub, Ltd., the Registrant’s wholly-owned subsidiary, Bulk Partners (Bermuda), LTD. (“Bulk Partners”) which was formerly known as Pangaea Logistics Solutions Ltd., and the securityholders of Bulk Partners, the parties thereto agreed that the Registrant would

(i) indemnify and hold harmless, to the extent Quartet was obligated to indemnify and hold harmless such persons as of the date of the Merger Agreement to the fullest extent permitted by applicable law, each present and former director, officer and special advisor of Quartet and the Registrant against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the closing of the merger, whether asserted or claimed prior to, at or after the closing of the merger and (ii) include and cause to be maintained in effect in the Registrant’s (or any successor’s) constitutional documents after the closing of the mergers provisions regarding the elimination of liability of directors and officers and the indemnification of the indemnified parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Quartet’s constitutive documents.

In addition, the Merger Agreement requires that the Registrant obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the closing of the mergers from one or more insurance carriers with the same or better credit rating as Quartet’s insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance to the fullest extent permitted by applicable law with benefits and levels of coverage at least as favorable as Quartet’s policies prior to the closing of the mergers with respect to matters existing or occurring at or prior to the closing of the mergers, and if the Registrant failed to obtain such “tail” insurance policies as of the closing of the mergers, the Registrant shall continue to maintain in effect for a period of six years from and after the closing of the mergers such insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as provided in Quartet’s then existing policies, or the Registrant was entitled to purchase comparable insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Quartet’s then existing policies; provided, however, that in no event shall the Registrant be required to expend for such policies premium amounts in excess of 250% of the premiums paid by Quartet as of the date of the Merger Agreement for such insurance; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, the Registrant shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Rhode Island on December 31, 2014.

Pangaea Logistics Solutions Ltd.

By:	/s/ Edward Coll
Name:	Edward Coll
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward Coll and Anthony Laura and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Coll	Chairman of the Board and Chief Executive Officer
Edward Coll		December 31, 2014

/s/ Carl Claus Boggild	President (Brazil) Director
Carl Claus Boggild		December 31, 2014

/s/ Anthony Laura	Chief Financial Officer
Anthony Laura		December 31, 2014

/s/ Peter M. Yu	Director
Peter M. Yu		December 31, 2014

/s/ Paul Hong	Director
Paul Hong		December 31, 2014

/s/ Mark L. Filanowski	Director
Mark L. Filanowski		December 31, 2014

/s/ Eric S. Rosenfeld	Director
Eric S. Rosenfeld		December 31, 2014

/s/ David D. Sgro	Director
David D. Sgro		December 31, 2014

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
4.1	Bye-laws of Pangaea Logistics Solutions Ltd	S-4	333-195910	3.2	May 13, 2014

4.2	Form of Common Stock Certificate.	S-4/A	333-195910	4.4	July 15, 2014

5.1	Opinion of Appleby (Bermuda) Limited					X

23.1	Consent of Grant Thornton LLP.					X

23.2	Consent of PricewaterhouseCoopers.					X

23.3	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this Form S-8).					X

99.1	Pangaea Logistics Solutions Ltd. 2014 Equity Incentive Plan and Form of Award Agreement.					X